RELEASE AGREEMENT

THIS AGREEMENT is dated as of the 5th day of October, 2011.

BETWEEN:

QUANTUM SOLAR POWER CORP., of Suite 300, 1055 West Hastings St., Vancouver, BC V6E 2E9

(the "Company")

OF THE FIRST PART

AND:

QUORUM CAPITAL CORPORATION, of Suite 575, 1111 West Hastings St., Vancouver, BC V6E 2J3

(the "Consultant")

OF THE SECOND PART

WHEREAS:

A.          The Company and the Consultant (collectively, the “Parties”) entered into a consulting agreement dated July 8, 2011 (the “Consulting Agreement”) whereby the Company retained the consulting services of the Consultant in accordance with the terms of the Consulting Agreement.

B.          In connection with the Consulting Agreement, the Company and the Consultant entered into a stock option agreement dated August 8, 2011 (the “Stock Option Agreement”) whereby the Company granted the Consultant an option to purchase 666,668 shares of the Company’s common stock at a price of USD $1.00 per share until July 7, 2014 (the “Stock Options”).

C.          The Parties have mutually agreed to terminate the Consulting Agreement and Stock Option Agreement effective immediately, and have negotiated a complete resolution of any and all disputes, claims or potential claims arising between them and the subject matter of the Consulting Agreement and Stock Option Agreement on the terms and conditions set out below.

NOW, THEREFORE, in consideration of the recitals state above, which all Parties agree are accurate and complete, the agreements, promises and warranties set forth below and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.          Termination

1.1        The Company and the Consultant agree, as of the date of this Agreement, the Consulting Agreement and the Stock Option Agreement shall be terminated and be of no further force or effect.

2.          Consideration

2.1        In consideration of the Consultant’s Release (hereinafter defined) and termination of the Stock Options, the Company hereby agrees to:

(a)	pay CDN $25,000 to the Consultant on execution of this Agreement (the “Payment”); and

(b)

completely release and forever discharge the Consultant from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which the Company has had, now has, or which may hereafter accrue or otherwise be acquired by the Company and/or any of its subsidiaries against the Consultant with respect to any matter relating to the Consulting Agreement and Stock Option Agreement (the “Company Release”).

3.          Release and Discharge

3.1        In consideration of the Payment and the Company Release, the Consultant agrees:

(a)	the Stock Options shall terminate on execution of this Agreement; and

(b)

to completely release and forever discharge the Company from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which the releaser has had, now has, or which may hereafter accrue or otherwise be acquired by the Consultant against the Company and/or any of its subsidiaries with respect to any matter relating to the Consulting Agreement and Stock Option Agreement (the “Consultant’s Release”).

4.          Nondispargement

4.1        The Consultant agrees that neither the Consultant nor any of its directors, officers, employees and consultants will disparage or make negative statements about the Company or any of its officers, directors, agents, employees, successors and assigns.

4.2        The Company agrees that neither the Company nor any of its directors, officers, employees or consultants will disparage or make negative statements about the Consultant or any of its officers, directors, agents, employees, successors and assigns.

5.          Non-Disclosure of Confidential Information

5.1        During the term of the Consultant’s engagement, the Consultant had access to certain confidential information of the Company and its affiliates, which are valuable, special and unique assets and property of the Company and its affiliates. The Consultant will not and will ensure that its directors, officers, employees and agents do not disclose any such information to any person, for any reason or purpose whatsoever. The

Consultant further acknowledges that the breach of the Consultant of this provision will cause the Company irreparable harm.

6.          Entire Agreement and Successors in Interest

6.1        This Agreement contains the entire agreement between the Parties with regard to the matters set forth herein and shall be binding upon and inure to the benefit of the executors, administrators, personal representatives, heirs, successors and assigns of each.

7.          Independent Legal Advice

7.1        This Agreement has been prepared by O’Neill Law Group PLLC acting solely on behalf of the Company. The Consultant acknowledges that he has been advised to obtain independent legal advice.

8.          Governing Law

8.1        This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and each party hereto adjourns to the jurisdiction of the courts of the State of Nevada.

9.          Additional Documents

9.1        All parties agree to cooperate fully and execute any and all supplementary documents and to take all additional actions which may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement.

10.        Effectiveness

10.1      This Agreement shall become effective on execution.

11.        Miscellaneous

11.1       This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof.

11.2       No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

11.3       A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

11.4       This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

11.5       The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

11.6       This Agreement may be executed in one or more counter-parts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

QUANTUM SOLAR POWER CORP.

By:	./s/ Daryl J. Ehrmantraut
Daryl J. Ehrmantraut

QUORUM CAPITAL CORPORATION

By:	/s/ Wolf Wiese
Name:	Wolf Wiese
Title:	President